UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 27, 2020

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction of Incorporation)

001-33653	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(800) 972-3030

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Without Par Value	FITB	The NASDAQ Stock Market LLC
Depositary Shares Representing a 1/1000th Ownership Interest in a Share of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I	FITBI	The NASDAQ Stock Market LLC
Depositary Shares Representing a 1/40th Ownership Interest in a Share of 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A	FITBP	The NASDAQ Stock Market LLC
Depositary Shares Representing a 1/1000th Ownership Interest in a Share of 4.95% Non-Cumulative Perpetual Preferred Stock, Series K	FITBO	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Fifth Third Bancorp is filing the information in Exhibit 99.1 to this Current Report on Form 8-K to incorporate into its securities filing certain information from its July 23, 2020 earnings release for the second quarter of 2020.

Risk Factors

The following are changes and updates to the risk factors previously disclosed in Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Fifth Third Bancorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Unless otherwise mentioned or unless the context requires otherwise, all references in this Form 8-K to “Fifth Third Bancorp,” “Bancorp,” “Fifth Third,” “we,” “us,” “our” or similar references mean Fifth Third Bancorp and its subsidiaries.

The Bancorp’s ability to pay or increase dividends on its common stock or to repurchase its capital stock is restricted.

The Bancorp’s ability to pay dividends or repurchase stock is subject to regulatory requirements and expectations. As part of the Comprehensive Capital Analysis and Review (“CCAR”) process of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Bancorp’s capital plan is generally subject to an annual assessment by the Federal Reserve Board, and the Federal Reserve Board may object to the Bancorp’s capital plan if the Bancorp does not demonstrate an ability to maintain capital above the minimum regulatory capital ratios under baseline and stressful conditions throughout a nine-quarter planning horizon. On June 25, 2020, the Federal Reserve Board provided the Bancorp with an indicative stress capital buffer of 2.5%. The indicative stress capital buffer of 2.5% is the floor under the regulatory capital rules, and without the floor, the Bancorp estimates its buffer would have been approximately 2.1%. The Federal Reserve Board will provide the Bancorp with a final stress capital buffer by August 31, 2020. If the Bancorp is unable to maintain capital in excess of these levels, it would be subject to limitations on its ability to make capital distributions, including paying dividends and repurchasing stock.

The Federal Reserve Board also took several actions in connection with its announcement of stress test results in light of the uncertainty caused by the novel coronavirus disease 2019 (“COVID-19”) pandemic. Specifically, for the third quarter of 2020, the Federal Reserve Board is requiring large banking organizations, including the Bancorp, to suspend share repurchases, cap dividend payments to the amount paid during the second quarter of 2020, and further limit dividends according to a formula based on recent income.

The Federal Reserve Board is also requiring large banking organizations, including the Bancorp, to re-evaluate their longer term capital plans, and such organizations will be required to update and resubmit their capital plans later this year to reflect current stresses caused by the COVID-19 pandemic. The Federal Reserve Board will conduct additional analysis each quarter to determine if adjustments to this response are appropriate.

The COVID-19 pandemic creates significant risks and uncertainties for our business.

In March 2020, the World Health Organization declared COVID-19 as a global pandemic. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets, and increased unemployment levels, all of which may become heightened concerns upon a second wave of infection or future developments. In addition, the pandemic has resulted in temporary closures of many businesses and the institution of social distancing and sheltering in place requirements in many states and communities, including those in major markets in which the Bancorp is located or does business.

As a result, the demand for the Bancorp’s products and services has been, and will continue to be, significantly impacted. Furthermore, the pandemic could influence the recognition of credit losses in the Bancorp’s loan and lease portfolios and increase its allowance for credit losses as both businesses and consumers are negatively impacted by the economic downturn. In addition, governmental actions are meaningfully influencing the interest-rate environment, which could adversely affect the Bancorp’s results of operations and financial condition. The business operations of subsidiaries of the Bancorp, such as Fifth Third Bank, National Association, may also be disrupted if significant portions of their workforce are unable to work effectively, including because of illness, quarantines, government actions, or other restrictions in connection with the pandemic, travel restrictions, technology limitations and/or disruptions. Furthermore, the business operations of subsidiaries of the Bancorp have been, and may again in the future be, disrupted due to vendors and third-party service providers being unable to work or provide services effectively, including because of illness, quarantines, government actions, or other restrictions in connection with the pandemic.

In response to the pandemic, Fifth Third Bank, National Association, has also suspended residential property foreclosure sales, evictions, and involuntary automobile repossessions, and is offering fee waivers, payment deferrals, and other expanded assistance for credit card, automobile, mortgage, small business and personal lending customers. These programs, as well as certain accommodations made to commercial customers, are expected to negatively impact revenue and other results of operations of the Bancorp in the near term and, if not effective in mitigating the effect of COVID-19 on Bancorp customers, may adversely affect the Bancorp’s business and results of operations more substantially over a longer period of time.

Among other relief programs, the Bancorp is participating in the Paycheck Protection Program offered by the Small Business Administration (“SBA”) and has originated approximately 38,000 loans in the amount of $5.5 billion under the program as of June 30, 2020. Paycheck Protection Program loans are fixed, low interest rate loans that are guaranteed by the SBA and subject to numerous other regulatory requirements, and a borrower may apply to have all or a portion of the loan forgiven. If Paycheck Protection Program borrowers fail to qualify for loan forgiveness, the Bancorp faces a heightened risk of holding these loans at unfavorable interest rates for an extended period of time. While the Paycheck Protection Program loans are guaranteed by the SBA, various regulatory requirements will apply to the Bancorp’s ability to seek recourse under the guarantees, and related procedures are currently subject to uncertainty. If a borrower defaults on a Paycheck Protection Program loan, these requirements and uncertainties may limit the Bancorp’s ability to fully recover against the loan guarantee or to seek full recourse against the borrower.

The extent to which the COVID-19 pandemic impacts the Bancorp’s business, results of operations, and financial condition, as well as its regulatory capital and liquidity ratios, will depend on future developments, which are highly uncertain, including the scope and duration of the pandemic and actions taken by governmental authorities and other third parties in response to the pandemic. Even after the COVID-19 pandemic subsides, the U.S. economy will likely require some time to recover from its effects, the length of which is unknown and during which time the U.S. may experience a recession. As a result, we anticipate our business may be materially and adversely affected during this recovery. Moreover, the effects of the COVID-19 pandemic may heighten many of the other risks described in in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K including, but not limited to, risks of credit deterioration, interest rate changes, rating agency actions, governmental actions, market volatility, theft, fraud, security breaches and technology interruptions.

Financial disruption or a prolonged economic downturn could materially and adversely affect our business.

Worldwide financial markets have recently experienced periods of extraordinary disruption and volatility, which has been exacerbated by the COVID-19 pandemic, resulting in heightened credit risk, reduced valuation of investments and decreased economic activity. Moreover, many companies have experienced reduced liquidity and uncertainty as to their ability to raise capital during such periods of market disruption and volatility. In the event that these conditions recur or result in a prolonged economic downturn, our results of operations, financial position and/or liquidity could be materially and adversely affected. These market conditions may affect the Bancorp’s ability to access debt and equity capital markets. In addition, as a result of recent financial events, we may face increased regulation. Many of the other risks described in in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K identify risks that result from, or are exacerbated by, a financial economic downturn. These include risks related to our investments portfolio, the competitive environment and regulatory developments.

Fifth Third is exposed to reputational risk.

Fifth Third’s actual or alleged conduct in activities, such as certain sales and lending practices, data security, corporate governance and acquisitions, inappropriate behavior or misconduct of employees, association with particular customers, business partners, investments or vendors, as well as developments from any of the other risks described above, may result in negative public opinion at large (or with certain segments of the public) and may damage Fifth Third’s reputation. Actions taken by government regulators, shareholder activists and community organizations may also damage Fifth Third’s reputation.

Additionally, whereas negative public opinion once was primarily driven by adverse news coverage in traditional media, the advent and expansion of social media facilitates the rapid dissemination of information or misinformation. Though Fifth Third monitors social media channels, the potential remains for rapid and widespread dissemination of inaccurate, misleading or false information or other negative publicity that could damage Fifth Third’s reputation. Negative public opinion can adversely affect Fifth Third’s ability to attract and keep customers and can increase the risk that it will be a target of litigation and regulatory action. Social activists are increasingly targeting financial firms with public criticism for their relationships with clients that are engaged in certain sensitive industries, including businesses whose products are or are perceived to be harmful to health or the social good. Activist criticism of Fifth Third’s relationships with clients in sensitive industries could potentially engender dissatisfaction among clients, customers, investors and employees with how Fifth Third addresses social concerns through business activities which could negatively affect our reputation.

Furthermore, investors have begun to consider how corporations are addressing environmental, social and governance matters, commonly known as “ESG matters” when making investment decisions. For example, certain investors are beginning to incorporate the business risks of climate change and the adequacy of companies’ responses to climate change and other ESG matters as part of their investment theses. These shifts in investing priorities may result in adverse effects on the trading price of our common stock if investors determine that we have not made sufficient progress on ESG matters.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1 – Certain financial information contained in press release dated July 23, 2020.

Exhibit 104 – Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP

(Registrant)

Date: July 27, 2020	/s/ Tayfun Tuzun
Tayfun Tuzun
Executive Vice President and Chief Financial Officer